Exhibit 99.5

BENEFICIAL OWNER ELECTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed materials relating to the grant of non-transferable subscription rights (the “Rights”) to subscribe for and to purchase shares of common stock, par value $0.0075 per share (the “Common Stock”), of XOMA Corporation (the “Company”) for a cash purchase price of $13.00 per share. Any holder of greater than 9.9% of the outstanding number of shares of the Common Stock may elect to instead purchase non-voting Series Y Preferred Stock at a purchase price of $13,000 per share, and any such holder so electing would have a right to purchase one one-thousandth of a share of Series Y Preferred Stock for each share of Common Stock it had a right to purchase in the Rights Offering, as described in the Prospectus.

With respect to any instructions to exercise (or not to exercise) Rights, the undersigned acknowledges that this form must be completed and returned such that it will actually be received by you by 5:00 p.m., New York City time, on December 13, 2018, the last business day prior to the scheduled expiration date of the rights offering of December 14, 2018 (which may be extended by the Company).

This will instruct you whether to exercise the Rights to purchase shares of Common Stock distributed with respect to the shares of Common Stock held through you as broker, dealer, custodian bank or other nominee for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the prospectus supplement (and accompanying prospectus) dated November 19, 2018 (the “Prospectus”), and the related “Instructions as to Use of XOMA Corporation Rights Certificates.”

I (we) hereby instruct you as follows:

(CHECK THE APPLICABLE BOXES AND PROVIDE ALL REQUIRED INFORMATION)

Box 1. ☐	Please DO NOT EXERCISE RIGHTS.

Box 2. ☐	Please EXERCISE RIGHTS as set forth below:

	Number of Shares of Common Stock Subscribed For		Subscription Price		Payment
Common Subscription Right		x	$13.00	=	$

	Number of Shares of non-voting Series Y Preferred Stock Subscribed For		Subscription Price		Payment
Preferred Subscription Right (for holders of greater than 9.9% of the Company’s outstanding common shares):		x	$13,000.00	=	$

If you are NOT a holder of greater than 9.9% of the outstanding common shares and you apply to purchase shares of non-voting Series Y Preferred Stock, you will not receive any, but will instead receive an equivalent number of shares of common stock (on an as-converted basis) in consideration for the same purchase price.

Box 3. ☐	Payment in the following amount is enclosed: $

Box 4. ☐	Please deduct payment of $ from the following account maintained by you as follows:

(The total of Box 3 and Box 4 must equal the Total Payment Required specified above under Box 2.)

Type of Account Account No.

I (we) on my (our) own behalf, or on behalf of any person(s) on whose behalf, or under whose directions, I am (we are) signing this form:

•	irrevocably elect to purchase the number of shares of Common Stock indicated above upon the terms and conditions specified in the Prospectus; and

•

agree that if I (we) fail to pay for the shares of Common Stock in full I (we) have elected to purchase pursuant to the exercise of the Subscription Right, you may exercise any remedies available to you under law.

Name of beneficial owner(s):

Signature of beneficial owner(s):

If you are signing in your capacity as a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or another acting in a fiduciary or representative capacity, please provide the following information:

Name:

Capacity:

Address (including Zip Code):

Telephone Number: